Exhibit 99.1

news release

Enbridge Energy Partners declares distribution and reports earnings for third quarter 2010

HOUSTON, October 27, 2010 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $1.0275 per unit payable November 12, 2010 to unitholders of record on November 4, 2010. The Partnership’s key financial results for the third quarter of 2010, compared to the same period in 2009, were as follows:

	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions except per unit amounts)	2010	2009	2010	2009
Net income (loss)*	$(406.4)	$57.2	$(151.0)	$243.3
Net income (loss) per unit	(3.49)	0.37	(1.65)	1.73

Adjusted EBITDA*	262.4	247.1	763.5	668.7
Adjusted net income	110.1	116.0	332.7	287.7
Adjusted net income per unit	0.76	0.86	2.35	2.11

*	excluding earnings attributable to noncontrolling interest

Adjusted net income reported above eliminates the estimated impact of expenses and lost revenues associated with the incidents on lines 6A and 6B of $491 million, and non-cash, mark-to-market net gains and losses, among other adjustments. See Non-GAAP Reconciliations table below for a detailed description of adjustments.

“The crude oil spills on Line 6B in July and Line 6A in September adversely impacted the quarter. Both lines returned to operations during the month of September and clean-up associated with the spills is substantially complete. We are very grateful for the support received by the Partnership from the impacted communities.” said Mark Maki, President of the Partnership’s management company. “Enbridge Energy Partners is committed to fulfilling its promises to remediate the oil spill sites in Marshall, Michigan and Romeoville, Illinois to the satisfaction of federal, state and local authorities. We are also committed to taking the learnings from these incidents and applying them to all of our operations” added Maki.

“During the quarter we progressed as expected on key growth initiatives in our natural gas and crude oil business. We completed the acquisition of the Elk City natural gas gathering and processing system adjacent to our Anadarko system. We also announced the North Dakota crude oil transportation system expansion, which we expect to complete in 2013. Both of these projects will add significant cash flow to the Partnership and we continue to be on track to achieve our distribution growth target of between 2 and 5 percent per year through 2013.” concluded Maki.

COMPARATIVE EARNINGS STATEMENT

	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions except per unit amounts)	2010	2009	2010	2009
Operating revenue	$1,889.3	$1,363.7	$5,567.9	$4,104.2
Operating expenses:
Cost of natural gas	1,455.6	943.2	4,250.2	2,929.3
Environmental costs	477.6	—	482.1	2.0
Operating and administrative	142.1	133.6	409.9	397.0
Power	36.7	33.7	105.5	96.9
Depreciation and amortization	79.7	65.2	225.2	191.7
Impairment charge	10.3	—	10.3	—

Operating income (loss)	(312.7)	188.0	84.7	487.3
Interest expense	70.1	60.7	199.0	169.9
Other income (expense)	(0.6)	2.8	16.1	2.5

Income (loss) from continuing operations before income tax expense	(383.4)	130.1	(98.2)	319.9
Income tax expense	2.9	2.7	7.5	6.8

Income (loss) from continuing operations	(386.3)	127.4	(105.7)	313.1
Loss from discontinued operations	—	(67.9)	—	(67.5)

Net income (loss)	(386.3)	59.5	(105.7)	245.6
Less: Net income attributable to noncontrolling interest	20.1	2.3	45.3	2.3

Net income (loss) attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$(406.4)	$57.2	$(151.0)	$243.3
Less: Allocations to General Partner	8.8	13.6	44.7	41.9

Net income (loss) allocable to Limited Partners	$(415.2)	$43.6	$(195.7)	$201.4
Weighted average Limited Partner units (millions)	119.0	117.0	118.4	116.0

Net income (loss) per Limited Partner unit (dollars)	$(3.49)	$0.37	$(1.65)	$1.73

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the third quarter of 2010 with the third quarter of 2009. The comparison refers to adjusted operating income, which excludes the effect of non-cash and nonrecurring items (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions)	2010	2009	2010	2009
Liquids	$170.7	$132.7	$463.6	$326.2
Natural Gas	33.7	47.3	98.9	126.4
Marketing	1.1	0.2	8.3	17.9
Corporate	(2.1)	(0.9)	(3.3)	(3.0)

Adjusted operating income	$203.4	$179.3	$567.5	$467.5

Liquids – Third quarter 2010 adjusted operating income for the Liquids segment increased to $170.7 million from $132.7 million from the comparable period in 2009. The increase of $38.0 million in adjusted operating income was primarily driven by additional operating revenues resulting from transportation rate increases that went into effect on the following dates:

•	January 1, 2010 for the completion and start-up of the North Dakota phase VI expansion; and

•	April 1, 2010 on our Lakehead system associated with the completion of our Alberta Clipper Project and cost of service true-ups associated with our Southern Access pipeline.

Partially offsetting the higher operating revenues is $13.5 million of additional depreciation expense related to the new assets placed in service over the past year, and $3.0 million of increased power costs associated with the higher volumes of crude oil transported on our North Dakota system.

We experienced lower delivery volumes on our Lakehead system for the third quarter of 2010 as compared to the same period in 2009 as a result of the temporary shut-downs of both Lines 6A and 6B due to the crude oil releases that occurred on those pipelines. Partially offsetting the lower volumes on our Lakehead system were increased volumes transported on our North Dakota system associated with the recent completion of our phase VI expansion project.

Liquids Systems Deliveries	Three months ended September 30,		Nine months ended September 30,
(thousand barrels per day)	2010	2009	2010	2009
Lakehead	1,597	1,701	1,654	1,642
Mid-Continent	215	241	208	239
North Dakota	164	107	164	108

Total	1,976	2,049	2,026	1,989

Natural Gas – Quarterly adjusted operating income for the Natural Gas segment was $33.7 million for the three month period ended September 30, 2010, a decrease of $13.6 million from the $47.3 million of adjusted operating income for the same period in 2009. The decline in operating income is primarily the result of lower prices we realized from the sale of NGLs that we derive from processing when compared to the same period in 2009. Operating and administrative costs increased $8.6 million during the three month period ended September 30, 2010 as compared to the same period in 2009 primarily due to an increase in workforce-related costs associated with the expansion of our systems, maintenance activities, and additional costs related to our September 2010 Elk City Natural Gas Gathering and Processing system acquisition.

Natural Gas Throughput	Three months ended September 30,		Nine months ended September 30,
(MMBtu per day)	2010	2009	2010	2009
East Texas	1,332,000	1,346,000	1,233,000	1,515,000
Anadarko	694,000	570,000	618,000	587,000
North Texas	355,000	382,000	354,000	393,000

Total	2,381,000	2,298,000	2,205,000	2,495,000

Marketing – The Marketing segment reported adjusted operating income of $1.1 million for the three month period ended September 30, 2010, an increase of $0.9 million from the $0.2 million of adjusted operating income for the same period of 2009. The increase is attributable to greater income being derived from increased sales of natural gas from storage that occurred early in the third quarter of 2010. This increase was partially offset by limited opportunities to take advantage of differences in prices between receipt and delivery locations where natural gas is purchased and sold by the Marketing segment as a result of a stable natural gas price environment.

Full Year Adjusted Net Income Guidance – On an adjusted basis we are maintaining the full year guidance range between $410 million and $430 million provided last quarter.

Partnership Financing – The Partnership issued 686,741 Class A common units during the third quarter of 2010 at sales prices averaging $54.21 per unit for net proceeds of approximately $36.4 million under the terms of its equity distribution agreement, which allows the Partnership to issue and sell from time to time up to an aggregate value of $150 million of its Class A common units. In addition, 144,615 Class A common units at a sales price averaging $55.70 for net proceeds of approximately $7.9 million have been issued in October 2010 under the same program. Interest expense in the third quarter of 2010 increased by $9.4 million, to $70.1 million, primarily due to a $5.4 million reduction in capitalized interest coupled with an increase in our overall weighted average debt outstanding. The decrease in interest capitalized on construction work in progress was due to the completion of the North Dakota phase VI expansion in January 2010 and the Alberta Clipper Project in April 2010.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $1.0275 per share payable November 12, 2010 to shareholders of record on November 4, 2010. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on November 2, 2010.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Thursday October 28, 2010. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com/Q

Alternate Webcast Link:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=63707&eventID=2667177

The audio portion of the presentation will be accessible by telephone at (866) 730-5764 (Passcode: 11617297) and can be replayed until January 28, 2011 by calling (888) 286-8010 (Passcode: 46670028). An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains and other nonrecurring items that affect earnings but do not impact cash flow. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

Adjusted Earnings	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions except per unit amounts)	2010	2009	2010	2009
Net income (loss)	$(386.3)	$59.5	$(105.7)	$245.6
Lines 6A and 6B incident expenses	475.0	—	475.0	—
Lines 6A and 6B incident lost revenues	16.0	—	16.0	—
Impairment charges	10.3	66.1	10.3	66.1
Expired joint tariff revenues	—	—	(6.9)	(13.5)
Noncash derivative fair value (gains) losses
-Liquids	0.3	—	(0.1)	—
-Natural Gas	15.8	0.3	(14.5)	13.3
-Marketing	(1.3)	(9.0)	3.0	(19.6)
-Corporate (1)	0.4	1.4	0.9	(1.9)
Net income attributable to noncontrolling interest	(20.1)	(2.3)	(45.3)	(2.3)

Adjusted net income (2)	110.1	116.0	332.7	287.7
Less: Allocations to General Partner	19.2	14.8	54.4	42.7

Adjusted net income allocable to Limited Partners	90.9	101.2	278.3	245.0
Weighted average units (millions)	119.0	117.0	118.4	116.0

Adjusted net income per Limited Partner unit (dollars)	$0.76	$0.86	$2.35	$2.11

(1)

Non-cash derivative fair value (gains) losses for the nine month period ended September 30, 2009 consisted of realized non-cash derivative gains of $0.9 million from the settlement of interest rate swaps.

(2)

Adjusted net income includes $67.7 million and $67.4 million of losses from discontinued operations for the three and nine month periods ended September 30, 2009 associated with the non-core natural gas pipeline assets sold in November 2009.

Liquids	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions)	2010	2009	2010	2009
Operating income (loss)	$(330.9)	$132.7	$(30.7)	$339.7
Lines 6A and 6B incident expenses	475.0	—	475.0	—
Lines 6A and 6B incident lost revenues	16.0	—	16.0	—
Impairment charges	10.3	—	10.3	—
Expired joint tariff revenues	—	—	(6.9)	(13.5)
Noncash derivative fair value losses (gains)	0.3	—	(0.1)	—

Adjusted operating income	$170.7	$132.7	$463.6	$326.2

Natural Gas	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions)	2010	2009	2010	2009
Operating income	$17.9	$47.0	$113.4	$113.1
Noncash derivative fair value losses (gains)	15.8	0.3	(14.5)	13.3

Adjusted operating income	$33.7	$47.3	$98.9	$126.4

Marketing	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions)	2010	2009	2010	2009
Operating income	$2.4	$9.2	$5.3	$37.5
Noncash derivative fair value losses (gains)	(1.3)	(9.0)	3.0	(19.6)

Adjusted operating income	$1.1	$0.2	$8.3	$17.9

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions)	2010	2009	2010	2009
Net cash provided by operating activities	$46.4	$223.5	$411.8	$582.9
Lines 6A and 6B incident expenses	475.0	—	475.0	—
Lines 6A and 6B incident lost revenues	16.0	—	16.0	—
Expired joint tariff revenues	—	—	(6.9)	(13.5)
Changes in operating assets and liabilities, net of cash acquired	167.8	(35.8)	188.0	(61.6)
Interest expense**	69.7	59.3	198.1	170.0
Income tax expense	2.9	2.7	7.5	6.8
Settlement of interest rate swaps/treasury locks	(10.2)	—	3.0	0.7
Net income attributable to noncontrolling interest	(20.1)	(2.3)	(45.3)	(2.3)
Environmental Liabilities	(477.2)	(2.0)	(481.5)	(2.9)
Other	(7.9)	1.7	(2.2)	(11.4)

Adjusted EBITDA*	$262.4	$247.1	$763.5	$668.7

*	Adjusted EBITDA includes $2.3 million and $10.3 million for the three and nine month periods ended September 30, 2009, respectively, associated with the non-core natural gas pipeline assets sold in November 2009.
**	For the three and nine month periods ended September 30, 2010, interest expense excludes unrealized mark-to-market net losses of $0.4 million and $0.9 million, respectively, associated with interest rate derivatives that do not qualify for hedge accounting treatment. For the three and nine month periods ended September 30, 2009, interest expense excludes unrealized mark-to-market net losses of $1.4 million and net gains of $1.0 million, respectively, associated with interest rate derivatives that do not qualify for hedge accounting treatment. Also, for the nine month period ended September 30, 2009, interest expense excludes $0.9 million of realized non-cash derivative gains associated with the settlement of interest rate swaps.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 12 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 27 percent interest in the Partnership.

Investor Relations Contact:	Media Contact:
Douglas Montgomery	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

# # #